EXHIBIT 99.1

VOTING RESULTS OF SOLITARIO ANNUAL MEETING

HELD JUNE 21, 2022

DENVER, CO – June 22nd, 2022 - Solitario Zinc Corp. (“Solitario”) (NYSE American: XPL; TSX: SLR) announces results of its Annual General Meeting of Shareholders at which holders of 33,396,907 shares of common stock or 51.56% of the total outstanding shares eligible to vote as of the record date were present in person or by proxy. The three matters identified below were submitted to a vote of the shareholders. Each proposal is more fully described in Solitario’s definitive proxy statement filed with the Securities and Exchange Commission dated April 28, 2022.

Chris Herald, President and CEO of Solitario, commented “We are pleased with the results of this year’s Annual Meeting and thank our shareholders for their ongoing support as we strive to create value by moving our projects forward. We would like to officially welcome Debbie Mino-Austin as the newest member to the Company’s Board of Directors. With regard to our projects, we have ramped up our 2022 exploration efforts at our Golden Crest project in South Dakota and core drilling has begun at the Lik zinc project in Alaska. We look forward to reporting results on these activities in the coming months.”

Report of Voting Results

1.

 Election of Directors. Seven directors were elected to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified, with each director receiving the votes (and percentage of shares voting, excluding broker non-votes) below:

Shares voted
Name	For (%)		Against	Withheld	Broker Non-Votes
Brian Labadie	23,447,123	(98.74)	52,174	246,485	9,651,125
John Labate	23,144,964	(97.47)	354,020	246,798	9,651,125
James Hesketh	21,993,252	(92.62)	1,645,524	107,005	9,651,126
Christopher E. Herald	23,572,327	(99.27)	54,114	119,341	9,651,125
Gil Atzmon	22,144,213	(93.26)	1,269,348	332,221	9,651,125
Joshua D. Crumb	23,138,489	(97.44)	362,765	244,528	9,651,125
Debbie Mino-Austin	23,574,143	(98.28)	65,147	106,491	9,651,126

2.

Advisory Vote on Executive Compensation. The shareholders approved the compensation of Solitario’s named executive officers with 23,328,557 shares voting for (98.24 of shares voting), 417,223 shares voting against, and 9,651,127 broker non-votes.

“RESOLVED THAT: Solitario shareholders approve the compensation of Solitario’s named executive officers, as disclosed in the Company’s proxy statement, dated April 28, 2022, pursuant to the compensation disclosure rules of the Securities and Exchange Commission set forth in Item 402 of Regulation S-K, including, but not limited to, the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the proxy statement for the 2022 annual meeting.”

3.

Appointment of Auditors. The appointment of Plante Moran PLLC as Solitario’s auditors for fiscal year 2022 was ratified with 32,837,362 shares voting for (98.32% of shares voting), 215,748 shares voting against, 343,797 shares voting to abstain, and zero broker non-votes.

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About Solitario

Solitario is a natural resource exploration and development company focused on high-quality Tier-1 gold and zinc projects. The Company is traded on the NYSE American (“XPL”) and on the Toronto Stock Exchange (“SLR”). In addition to its Golden Crest project, Solitario holds 50% joint venture interest (Teck Resources 50%) in the high-grade, Lik zinc deposit in Alaska and a 39% joint venture interest (Nexa Resources holds the remaining 61% interest) on the high-grade Florida Canyon zinc project in Peru. Solitario is carried to production through its joint venture arrangement with Nexa. Solitario’s Management and Directors hold approximately 9.3% (excluding options) of the Company’s 64.7 million shares outstanding. Solitario’s cash balance and marketable securities stand at approximately US$7.5 million. Additional information about Solitario is available online at www.solitariozinc.com.

Solitario has a long history of committed Environmental, Social and Responsible Governance (“ESG”) of its business. We realize ESG issues are also important to investors, employees and all stakeholders, including communities in which we work. We are pledged to operate our business in a manner that supports environmental and social initiatives and responsible corporate governance.

FOR MORE INFORMATION CONTACT:

Valerie Kimball Director – Investor Relations 720-933-1150 (800) 229-6827	Christopher E. Herald President & CEO (303) 534-1030, Ext. 14

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